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                                                                    Exhibit 3.28

                              FOOD EXTRUSION, INC.
                            1241 Hawk's Flight Court
                        El Dorado Hills, California 95762

                                                                 October 31,1996

Monsanto Company
800 North Lindbergh Boulevard
St. Louis, Missouri 63167

Gentlemen and Ladies:

          The undersigned, Food Extrusion, Inc. a Nevada corporation (the "Company"), agrees with you as follows:

                                 ARTICLE I. NOTE

                  Section 1.01. On the basis of the representations and warranties set forth in this Agreement and subject to the terms and conditions contained herein, you shall make loans to the Company from time to time, generally on a month to month basis, in an aggregate principal amount at any time outstanding not to exceed $5,000,000. Each loan made shall be in a minimum principal amount and an integral multiple of $100,000. The funds therefor shall be made available by you to the Company upon not less than 10 days prior written request for same made by the Company's Chief Financial Officer; subject, however, to the approval of such request by Hendrick A. Verfaillie, Corporate Executive Vice President, Monsanto Company, which approval may not be withheld unreasonably if the funds so requested are to be used for purposes set forth in the business plan of the Company previously presented to you and are in an amount consistent with the requirements of the Company set forth in the cash flow forecast attached hereto as Exhibit A. The loans shall be evidenced by Company's promissory note in the form attached hereto as Exhibit B (the "Note"). You are authorized to endorse on the schedule attached to the Note or otherwise record in your internal records an appropriate notation evidencing the date and amount of each loan made under the Note; provided, however, that the failure to make such notation or any error in such notation shall not affect the obligation of the Company to pay the loans as hereinafter provided. Delivery of the Note will be made at the office of the Company at 10:00 A.M., on November 1, 1996 (the "Closing Date"), against wire transfer to the Company in immediately available funds of the initial loan in the amount of $500,000.

                  As used herein the term "Note" means the Note and all promissory notes delivered in exchange or substitution therefor or in lieu thereof.

                  Section 1.02. If, on or before February 1, 1997, you deliver a written notice to the Company to the effect that you do not desire to acquire an equity interest in the Company (the "Notice"), no additional loans shall be made by you to the Company and the aggregate unpaid principal amount of all loans then outstanding shall bear interest from the date of the Notice at a rate per annum equal to the prime rate less 0.25%. Interest shall be payable in arrears on the first business day of each calendar quarter, commencing with the quarter following the quarter wherein the Notice is given, and at maturity. As used herein, the term "prime rate" shall mean the rate reported as such in the Money Rates column in The Wall Street Journal on the last business day of each month. If, and whenever, there is a change in the reported prime rate, such change

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shall take effect on the first day of the month  following the month wherein the change occurs. Interest shall be computed on the basis of a 365 day year (or, in any leap year, 366 day year) for the actual number of days elapsed. If the Company shall default in any payment of interest when due, such defaulted amount and all interest thereafter payable on the Note shall be compounded quarterly until such defaulted amount and any other amount of interest which shall have become due, shall have been paid in full. All interest payments shall be made by
wire  transfer  of  immediately   available   funds  in  accordance   with  your
instructions.

                  Section 1.03. The unpaid principal amount of the Note shall mature and be payable in full on that date which is 36 months after the Closing Date; provided, however, that the Company shall apply a minimum of 50% of all proceeds, in excess of an aggregate of $5,000,000 less the total amount borrowed by the Company pursuant to the Note (the "Capital Requirement"), received by it from the sale of debt instruments and/or equity securities to the prepayment of the Note. The unpaid principal amount of the Note may be prepaid at any time. Each prepayment of principal shall be accompanied by the amount of interest, if any, accrued thereon to the date of prepayment, without penalty.

                  Section 1.04. The Note shall be secured by the grant to you by the Company of a security interest in the property described in the form of Security Agreement attached hereto as Exhibit C.

                  Section 1.05. If, at any time before delivery of the Notice, you and the Company enter into a definitive agreement with regard to, among other things, the acquisition by you of an equity interest in the Company, you shall convert the entire unpaid principal amount of the Note into shares of Common Stock of the Company at the rate set forth in such agreement.

                         ARTICLE II. NEGATIVE COVENANTS

                  The Company covenants that so long as any amount remains unpaid on the Note, it shall not and shall not permit any Subsidiary to:

                  Section 2.01.  Create,  assume,  incur or suffer to exist, any pledge, mortgage, lien, assignment or other encumbrance of any kind, of or upon any of the property described in the Security Agreement or upon the income or profits therefrom; provided, however, that this restriction shall not prohibit:
(i) liens for taxes, assessments and other governmental charges which are not delinquent or which are being contested in good faith by appropriate proceedings and in connection with which adequate reserves are maintained on the books of the Company or the Subsidiary affected; liens incurred or deposits made in the ordinary course of business in connection with Workmen's Compensation, unemployment insurance or other similar laws or to secure the performance of statutory obligations, surety and appeal bonds, bids, tenders and performance bonds and other obligations of a like nature (exclusive of obligations for the payment of money borrowed); liens imposed by law in connection with transactions in the ordinary course of business such as liens of carriers, warehousemen, mechanics and materialmen for sums not yet due or being contested in good faith and by appropriate proceedings diligently conducted, if such reserve or other appropriate provision, if any, as shall be required by generally accepted accounting principles shall have been made therefor; liens resulting from any litigation which is being contested in good faith by appropriate proceedings; landlord's liens under leases to which the Company or a Subsidiary is a party; zoning restrictions, easements, licenses and minor encumbrances and irregularities in title; all of which in the aggregate do not materially detract from the value of the properties involved or materially impair their use in the operation of the business of the Company; and (ii) any conditional sale, purchase money mortgage or other title retention agreement on personal property, provided that the principal amount of indebtedness secured by any such lien shall at no time exceed 90% of the lesser of (x) the cost (including the

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principal amount of such indebtedness, whether or not assumed) to the Company or
Subsidiary of the property so acquired which is subject to such lien or (y) the fair value (as determined in good faith by the Board of Directors of the Company) of such property at the time of its acquisition.

                  Section 2.02. After the date of the Notice, issue, incur, guarantee, assume or permit to be outstanding any indebtedness, except

                       (a) the Note;

                       (b) indebtedness of any Subsidiary to the Company and/or to any other Subsidiary of the Company;

                       (c) current liabilities of the Company or any Subsidiary incurred in the ordinary course of business other than for borrowed money;

                       (d) indebtedness for borrowed money in excess of the Capital Requirement, the proceeds of which are used for working capital and/or prepayment of the Note; and

                       (e) indebtedness of the Company set forth in Schedule E hereto or that may hereafter be incurred in connection with the acquisition of any business and/or property and equipment (an "Acquisition"), or in an aggregate amount, from time to time, up to $500,000.


                  Section 2.03. Assume, guarantee, endorse or otherwise become liable upon the obligation of any Person other than obligations of Subsidiaries, except by endorsement of negotiable instruments for deposit or collection in the ordinary course of business or in connection with an Acquisition.

                  Section 2.04. Make or permit to remain outstanding any loan or advance to, or own, purchase or acquire any stock or securities of, any Person, except that

                       (a) the Company may (1) make or permit to remain outstanding loans or advances to any Subsidiary, (2) own, purchase or acquire stock or securities of a Subsidiary, or a Person which immediately after such purchase or acquisition will be a Subsidiary, or (3) make loans or advances to its employees for travel or other expenses to be incurred in the ordinary course of business; and

                       (b) the Company or any Subsidiary may (1) acquire and own stock or securities received in settlement of debts (created in the ordinary course of business) owing to the Company or any Subsidiary and (2) own, purchase or acquire direct obligations of the United States of America, maturing in five years or less from the date of purchase, marketable negotiable certificates of deposit issued by any commercial bank which is a member of the Federal Reserve System and has combined capital, surplus and undivided profits of at least $200,000,000 and prime rated commercial paper.

                  Section 2.05. Sell or otherwise dispose of any shares of stock or indebtedness of any Subsidiary, except to the Company or another Subsidiary, and except that all shares of stock and indebtedness of any Subsidiary at the time owned by or owed to the Company and any other Subsidiary may be sold as an entirety for a consideration which represents the fair value (as determined in good faith by the Board of Directors of the Company) at the time of sale of the shares and debt so sold, provided that, at the time of such sale, such Subsidiary shall not own, directly or indirectly, any shares of stock or debt of any other Subsidiary unless all of the shares of stock or debt of such other Subsidiary owned, directly or indirectly, by the Company and any other Subsidiary, are simultaneously being sold as permitted by this Section 2.05.
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                  Section 2.06. Merge or consolidate with any other  corporation or sell, lease or transfer or otherwise dispose of all or a substantial part of its assets to any Person, except that (a) any Subsidiary may merge or consolidate with the Company (provided that the Company shall be the continuing or surviving corporation) or with any one or more other Subsidiaries, (b) any Subsidiary may sell, lease, transfer or otherwise dispose of any of its assets to the Company or another Subsidiary and (c) any Subsidiary may sell or otherwise dispose of all or substantially all of its assets subject to the conditions specified in Section 2.05 with respect to a sale of the stock of such Subsidiary.

                  Section 2.07. Pay or declare any dividend on any shares of any class of its stock (except dividends payable in stock of the Company), or make any other distribution on account of any shares of any class of its stock, or redeem, purchase or otherwise acquire, directly or indirectly, any shares of any class of its stock, except as may be required in connection with an Acquisition.

                       ARTICLE III. AFFIRMATIVE COVENANTS

                  The Company covenants that so long as any amount remains unpaid on the Note it shall and shall cause each Subsidiary to:

                  Section 3.01. Promptly pay and discharge, all taxes, assessments and other governmental charges imposed upon the Company and its Subsidiaries, or upon the income, profits, or property of it and them, and all claims for labor, material or supplies which, if unpaid, might by law become a lien or charge upon its or their property; provided, however, that neither the Company nor any Subsidiary shall be required to pay any such tax assessment, charge or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings and adequate reserves therefor shall be maintained on its or their books.

                  Section 3.02. Maintain its and their properties in good repair, working order and condition and from time to time make or cause to be made all needful renewals, replacements and repairs so that at all time its and their business can be conducted efficiently.
                  Section 3.03. Keep adequately insured by reputable and solvent insurance companies, all properties of an insurable nature customarily insured by persons operating similar properties (including, without limiting the generality of the foregoing, buildings, fixtures, equipment and inventories of merchandise and goods) against loss or damage of the kinds customarily insured against by persons operating similar properties similarly situated, and carry adequate public liability and all such other casualty insurance as is usually carried by persons or concerns engaged in the same or a similar business similarly situated and from time to time furnish you upon request appropriate evidence of the carrying of such insurance.

                  Section 3.04. Keep true and complete books of record and account in accordance with generally accepted accounting principles.

                  Section 3.05. Furnish to you (a) as soon as available, and in any event within 120 days after the close of each fiscal year, a consolidated and consolidating balance sheet of the Company and its Subsidiaries, and consolidated and consolidating statements of profit and loss and surplus of the Company and its Subsidiaries for such year, all in reasonable detail and certified by independent certified public accountants of recognized standing selected by the Company; (b) as soon as available, and in any event within 45 days after the end of each of the first three quarters of the Company's fiscal year a consolidated balance sheet for the Company and its Subsidiaries as of the end of such quarter and consolidated profit and loss and surplus statements for such quarter, all in reasonable detail and certified by an authorized officer of

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the Company,  subject to inventory and other  year-end  adjustments;  and (c) as soon as available, and in any event within 15 days after the end of each month, a balance sheet of the Company as of the end of such month, together with the related statement of income for such month.

                  Section 3.06. In order to enable you to evaluate and protect your investment in the Note, afford to any of your duly authorized employees the right during usual business hours and upon 24 hours prior written notice, and from time to time, to visit and inspect any of the properties of the Company and its Subsidiaries and to examine and take extracts from its and their books and records.

                  Section 3.07. Conduct the same general type of business as that now being carried on, maintain its and their corporate existence, excepting any transaction permitted by Section 2.06, and continue its and their compliance with all valid applicable statutes, laws, rules and regulations.

                   ARTICLE IV. REPRESENTATIONS AND WARRANTIES

                  To induce you to make loans to the Company, the Company hereby represents and warrants to you that, except as set forth on the Schedule of Exceptions attached hereto as Exhibit D specifically identifying the relevant Section hereof:

                  Section 4.01. The Company is a corporation duly organized and validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority to carry on its business as now conducted and is duly qualified or licensed to conduct its business in all places where such qualification or license is required; has full power, right and authority to make this Agreement, to authorize, make, issue and deliver the Note and to perform and observe each and all of the matters and things herein provided for; this Agreement and the Note do not, nor does the performance or observance by the Company of any of the matters or things herein or therein provided for, contravene or violate any provision of law or any charter or by-law provisions or any covenant, indenture or agreement or affecting the Company; the Company's authorized capital consists of 50,000,000 shares of Common Stock, $.001 par value per share, of which 18,000,751 shares are issued and outstanding; and there are outstanding neither securities convertible into capital stock of the Company nor rights, options or warrants to subscribe for, purchase or otherwise acquire capital stock of the Company. The outstanding shares of Common Stock were issued in compliance with all applicable federal and state securities laws and agreements by which the Company is bound.

                  The Company has no subsidiaries on the date hereof.

                  Section 4.02. The Company has heretofore delivered to you copies of its financial statements for the periods ending December 31, 1995 and 1994 certified by Coopers & Lybrand. In addition, the Company has delivered to you copies of its cumulative unaudited financial statements for the years 1989-1993; an unaudited three year projected cash flow and income statement dated August 21, 1996; and an unaudited production and sales internal report dated October 1, 1996 covering the preliminary production and revenue for the period of January 1996 to September 1996. Such financial statements clearly and accurately reflect the financial condition of the Company and the results of operations for the respective periods covered by said financial statements, and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved. Since August 31, 1996, there have been no material adverse changes in the financial condition, business or properties of the Company, nor any changes except those occurring in the ordinary course of business.

                  Section 4.03. The Company has good and marketable title to all

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of the assets reflected in the above-mentioned financial statements and has good and marketable title to all assets purported to have been acquired after December 31, 1995; subject to no mortgages, liens, charges or encumbrances of any nature whatsoever other than such as are permitted under Section 2.01.

                  Section 4.04. There is no action at law or in equity pending or to the knowledge of the Company threatened against or affecting the Company, and no proceedings by or before any governmental commission, bureau or other administrative agency pending or to the knowledge of the Company threatened against the Company which might result in any material adverse changes in the business or prospects or condition (financial or otherwise) of the Company or in any of its properties or assets, or which questions the validity of the Note or of this Agreement or of any action taken or to be taken by the Company pursuant to or in connection with this Agreement.

                  Section 4.05. The Company is not in default under or violating
(a) any provision of its Articles of Incorporation or By-laws or (b) any indenture, agreement, deed, lease, loan agreement, note or other instrument to which it is a party or by which it is bound, or to which it or any of its assets is subject. Neither the execution and delivery of this Agreement, the consummation of the transactions herein contemplated, nor compliance with the terms, conditions and provisions hereof and of the Note will conflict with or result in the breach of, or constitute a default under, any of the foregoing or result in the creation of any lien or encumbrance upon the assets of the Company.

                  Section 4.06. The Company has not, directly or indirectly, through any broker, agent, representative or otherwise, offered the Note or any similar security for sale to, or solicited any offer to buy the same from, or otherwise approached or negotiated or communicated in respect thereof with such number of persons, or under such circumstances, so as to bring the issuance or sale of the Note within the provisions of Section 5 of the Securities Act of 1933, as amended.

                  Section 4.07. The proceeds of the sale of the Note will be added to the general funds of the Company for use as working capital.

                  Section 4.08. Each request by the Company for a loan shall constitute a certification that all of the representations and warranties of the Company herein are true and correct in all material respects on the date of such request to the same extent as if made on such date.

                          ARTICLE V. EVENTS OF DEFAULT

                  Any one or more of the events specified in Section 5.01 through Section 5.08 shall constitute an event of default hereunder.

                  Section 5.01. The failure by the Company to pay the principal of the Note within five days after the same shall become due and payable by lapse of time, acceleration, notice of prepayment or otherwise.

                  Section 5.02. The failure by the Company to pay any installment of interest on the Note within ten days after the same shall become due and payable.

                  Section 5.03. The failure by the Company to make any payment of principal or interest on any other obligation for borrowed money beyond any period of grace provided with respect thereto or in the performance of any other term, condition or covenant contained in any agreement under which any such obligation is created, the effect of which default is to cause or permit the holder of such obligation to cause such obligation to become due prior to its stated maturity.

                  Section 5.04. A default in the due observance or performance by the Company of any covenant contained in Article II or any other covenant or agreement contained in this Agreement, and the continuance thereof for thirty days after written notice thereof shall have been given to the Company by you.

                  Section 5.05. If any representation or warranty made by the Company in this Agreement or any statements in any certificate of the Company furnished to you in accordance with this Agreement shall prove to have been untrue in any material respect and such misrepresentation or breach of warranty shall not have been cured, or appropriate waivers obtained, within 30 days after notice thereof to the Company by you.

                  Section 5.06. If the Company shall (a) make a general assignment for the benefit of creditors, (b) admit in writing its inability to pay its debts generally as they mature, (c) file a petition in bankruptcy or a petition or answer seeking a reorganization, arrangement with creditors or other similar relief under the federal bankruptcy laws or under any other applicable law of the United States of America or any state thereof, (d) consent to the appointment of a trustee or receiver for the Company or for a substantial part of its property, or (e) take any corporate action for the purpose of effecting any of the foregoing.

                  Section 5.07. If an order, judgment or decree shall be entered appointing, without the Company's consent, a trustee or receiver for the Company or a substantial part of its property, adjudicating the Company a bankrupt on an involuntary petition in bankruptcy or approving a petition filed against the Company seeking a reorganization, arrangement with creditors or other similar relief under the federal bankruptcy laws or under any other applicable law of the United States of America or any state thereof, and such order, judgment or decree shall not be vacated or set aside or stayed within sixty days from the date of entry thereof.

                  Section 5.08. If judgments for the payment of money in excess of $25,000 in the aggregate shall be rendered against the Company and shall remain unsatisfied for any period of sixty days without a stay of execution.

                  Section 5.09. If an event of default shall occur and be continuing, you may, at your option, by written notice or notices to the Company, declare the entire remaining unpaid balance of the Note to be due and payable, whereupon the same shall forthwith mature and become immediately due and payable, together with all interest accrued thereon; provided, however, that upon the occurrence of an event of default described in Section 5.06 or 5.07 hereof, the Note shall be automatically accelerated without notice to the Company or action of any kind by you.

                  Section 5.10. In case any one or more events of default shall occur and be continuing, you may, in addition to the remedy provided in the preceding section and any other remedies you may have, proceed to protect and enforce your rights by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or for an injunction against a violation of any of the terms hereof or in aid of the exercise of any power granted hereby.

                             ARTICLE VI. CONDITIONS

                  Your obligation to purchase the Note shall be subject to fulfillment of the following conditions at or before the time of closing:

                  Section  6.01.  The  representations  and  warranties  made in
Article IV shall be true on and as of the Closing Date, except to the extent of changes caused by the transaction herein contemplated.

                  Section 6.02. There shall exist at the time of closing no condition or event which would constitute an event of default as defined in
Article V hereof or which, after notice or lapse of time or both, would constitute such an event of default.

                  Section 6.03. The Company shall have delivered to you an executed copy of the Security Agreement.

                  Section 6.04. The Company shall have delivered to you an Officer's Certificate, dated the Closing Date, certifying, in form satisfactory to you and to your counsel, that the conditions specified in the foregoing Sections 6.01 and 6.02 have been met.

                            ARTICLE VII. DEFINITIONS

                  For the purpose of this Agreement, the following terms shall have the following meanings:

                  Section 7.01. "Officer's Certificate" shall mean a certificate signed in the name of the Company by its President, one of its Vice Presidents or its Treasurer.

                  Section 7.02. "Person" shall mean and include an individual, a partnership, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

                  Section 7.03. "Subsidiary" shall mean any corporation organized under the laws of any state of the United States of America of which a majority of the issued and outstanding shares of stock of every class shall, except director's qualifying shares, at the time of which any determination is being made, be owned by the Company either directly or through Subsidiaries.

                           ARTICLE VIII. MISCELLANEOUS

                  Section 8.01. All representations and warranties contained herein or made in writing by the Company in connection herewith shall survive the execution and delivery of this Agreement and of the Note and shall remain in force so long as any amount remains unpaid on the Note.
                  Section 8.02. All covenants and agreements in this Agreement contained by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not.

                  Section 8.03. All communications and notices provided for hereunder, shall be sent by first class mail, postage prepaid and if to you, addressed in the manner in which this letter is addressed and if to the Company, at its office in El Dorado Hills, California.

                  Either party hereto may from time to time change its address by written notice to the other party.

                  Section 8.04. No provision of this Agreement may be waived, changed or modified or in the discharge thereof acknowledged orally, but only by an agreement in writing signed by the party against whom the enforcement of any waiver, change, modification or discharge is sought.

                  Section 8.05. The rights and obligations of the parties hereto shall be governed by, and shall be construed and enforced in accordance with, the laws of the State of Missouri regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

                  If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart of this letter and return the same to the undersigned, whereupon this letter shall constitute an agreement between you and the undersigned as of the day and year first above written.

                                                     Food Extrusion, Inc.

                                                     By  /s/ D.L.McPeak
                                                       ----------------

                  Accepted and agreed to as of the day and year first above written.

                                                     Monsanto Company


                                                     By  /s/ Hendrik Verfaillie
                                                       ------------------------

Document Number:  0132051

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

Food Extrusion, Inc.                  Projected Use of Funds             10/1/97
                                                               ($5,000,000)
EXHIBIT A
Capital Spending Purpose  Draws    Draws       Draws     Draws     Draws     Draws      Draws      Draws      Draws
                          11/1/95  12/1/96     1/1/97    2/1/97    3/1/97    4/1/97     5/1/97     6/1/97     7/1/97       Total
Lab Furnishing/           $125,000                                                        $152,000   $114,000   $114,000   $505,000
ExpansionNew Mill (SE USA)$275,000   $376,000   $349,000                                                                 $1,000,000
RBS Facility Expansion               $210,000   $140,000                                                                   $350,000
Clinical Studies                     $200,000   $130,000                                                                   $350,000
Mill #1,#2 Enhancer                             $300,000                                                                   $300,000
International Joint Venture                                                    $200,000   $200,000   $200,000              $600,000
New Mill #4 (SE USA)                                                           $475.800   $191,800              $332,400 $1,000,000
Working Capital
Operating Expenses        $100,000                                                                                         $100,000
Add'l Marketing Expenses              $15,000    $15,000                        $15,000    $15,000    $15,000    $15,000    $90,000
Work in Progress Capital              $88,100    $88,100                        $75,000    $72,100    $61,100    $61,100   $445,500
Add'l Labor Personnel                                                            $9,500     $8,500     $8,500     $8,500    $14,000
TOTAL                     $500,000   $889,100 $1,042,100        $0        $0   $926,300   $601,400   $591,600   $417,000 $4,774,500
CUMML.                             $1,389,100 $3,431,100 $2,431,320$2,431,200$3,357,500 $3,950,900 $4,957,500 $4,774,500



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                                    EXHIBIT D

                             SCHEDULE OF EXCEPTIONS

The information in this Schedule of Exceptions shall be deemed to supplement and to be part of the representations and warranties of Food Extrusion, Inc. (the "Company") contained in the Note Agreement by and between the Company and Monsanto Company (the "Agreement") and shall be construed as exceptions to the representations specifically referred to herein unless otherwise indicated by the context. Capitalized terms used herein and not defined herein shall the defined meanings as set forth in the Agreement. All section references refer to sections in the Agreement.

Section 4.01.

To the best of the Company's knowledge and in reliance on the report of the Company's transfer agent, the number of shares issued and outstanding is 18,000,751. The Company has the following outstanding convertible securities:
(i) options to purchase 1,360,000 shares of Common Stock; and (ii) warrants to purchase 600,000 shares of Common Stock.

Section 4.02.

None.

Section 4.03.

The company has the following outstanding liens: (i) a lien on the Company's telephone equipment in favor of AT&T Credit Corporation; (ii) a lien on the rice stabilization equipment located at Farmer's Rice Cooperative, Inc., in West Sacramento, in favor of Dominion Resources, Inc. pursuant to a $1,750,000 loan agreement; (iii) a lien on a forklift in favor of Industrial Finance Company.

Section 4.04.

The Company is currently a defendant in a pending claim brought by a former employee alleging that outstanding loans and alleged accrued wages had not been paid after the individual had agreed to forgive the indebtedness in exchange for equity compensation. Management believes the suit is without merit and intends to continue to defend it vigorously.

Section 4.05.

None.

Section 4.06.

None



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                                  Section 4.07.

                                      None.

                                  Section 4.08.

                                      None.




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                                   SCHEDULE E

Promissory Note in favor of Dominion Resource, Inc. in the amount of $1,750,00.